                                                                     Exhibit 4.7

                          NET-tel COMMUNICATIONS, INC.

                                 Washington, DC

                         -------------------------------

                              COMMON STOCK WARRANT
                               PURCHASE AGREEMENT

                                 August 2, 1999



                    In connection with financing provided by

                           ALLIED CAPITAL CORPORATION

                    ----------------------------------------

                    ----------------------------------------

                                TABLE OF CONTENTS

         PREAMBLE
         --------
         Parties
         Recitals

ARTICLE...................................................................1
   Equity ................................................................1
         Section 1.1 Warrants ............................................1
                     --------
         Section 1.2 Valuation of Warrants ...............................2
ARTICLE 2 ................................................................2
   Registration and Investor Rights ......................................2
ARTICLE 3.................................................................2
   Representations and Warranties ........................................2
ARTICLE 4.................................................................3
   Covenants .............................................................3
         Section 4.1 [Intentionally Omitted] .............................3
         Section 4.2 Further Assurance ...................................3
ARTICLE 5 ................................................................3
         Section 5.1 Survival of Representations .........................3
         Section 5.2 Agreement of the Company to Indemnify ...............3
         Section 5.3 Conditions of Indemnification .......................4
         Section 5.4 Specific Performance ................................5
         Section 5.5 Exclusive Remedies ..................................5
ARTICLE 5
         Section 6.1 No Implied Waiver....................................6
ARTICLE 7.................................................................6
   Parties................................................................6
ARTICLE 8.................................................................6
   Notice.................................................................7
ARTICLE 9.................................................................7
   Controlling Law; Venue and jurisdiction; Service of Process ...........8
ARTICLE 10................................................................8
   Captions; Severance....................................................8
ARTICLE 11................................................................8
   Counterparts; Entire Agreement
ARTICLE 12 ...............................................................8
   Definitions and Rules of Construction .................................8
         Section 12.1 Definitions ........................................8
         Section 12.2 Rules of Construction .............................10

         THIS COMMON STOCK WARRANT PURCHASE AGREEMENT is made as of August 2, 1999, by and among (i) NET-tel Communications, Inc., a Delaware corporation (collectively with successors and assigns, the "Parent"); and NET-tel Corporation. a Florida corporation (collectively with successors and assigns, the "Borrower"; the Parent and the Borrower being hereinafter sometimes together referred to as the "Company"); and (ii) Allied Capital Corporation, a Maryland corporation (collectively with successors and assigns, "Holders").

                                    RECITALS

                  A. Under terms of a credit agreement dated July 28, 1999, Nortel Networks Inc., as administrative agent for itself and for other Lenders, ("Senior Lender") is providing to Borrower certain term loans and a revolving credit facility in the aggregate principal amount of One Hundred Forty Million Dollars ($140,000,000) pursuant to a Credit Agreement dated July 28, 1999 (the "Credit Agreement") in the form of Exhibit A.
                                   ---------

                  B. Parent proposes to issue to Holders certain warrants to purchase shares of the common stock of Parent, in consideration for Holders' entry into in the Credit Agreement as a lender of the principal amount of Ten Million Dollars ($10,000,000).

                  C. Under terms of a certain Securities Purchase Agreement, Parent has issued and/or proposes to issue to Holders and other investors Series B Convertible Preferred Stock ("Series B Stock") for an aggregate purchase price of approximately Fifty Million Dollars ($50,000,000) ("Securities Purchase Agreement") in the form of Exhibit B.
                           ---------

                                  PROVISIONS

         In consideration of the premises and the covenants herein, Holders and the Company agree as set forth below.

                                   ARTICLE 1

                                    Equity
                                    ------

Section 1.1 Warrants. At Closing, Parent will issue and sell, and each Holder
            --------
will purchase, a Warrant (collectively with all modifications, extensions, renewals and replacements thereof and therefor, the "Warrants"), to acquire shares of Parent's common stock, par value $.0001 ("Shares"), which will entitle Holders to receive that number of Parent's authorized but unissued shares that will provide Holder with One and Eight Tenths Percent (1.8%) of Parent's capital stock on a Fully Diluted Basis immediately after Closing, with such percentage being subject to certain anti-dilution provisions set forth in the Warrants. The aggregate purchase price for the Warrants shall be One Hundred Dollars ($100), which Holders shall pay to Parent at Closing.

Section 1.2 Valuation of Warrants. The Holders and Parent hereby agree that as
            ---------------------
of the Closing, the fair market value of the Warrants shall be as set out in
Exhibit 1.03 hereto, and that they shall prepare and maintain their books of
------------
account, financial statements and tax returns in a manner consistent therewith.

                                    ARTICLE 2

                        Registration and Investor Rights
                        --------------------------------

         Holders are hereby made parties to the Investor Rights Agreement and the Registration Rights Agreement attached hereto as Exhibits C and D,
                                                     ----------     -
respectively, as Purchasers, as defined therein, and shall, with respect to Shares issued or issuable under the Warrant, be bound by and entitled to the benefits of all terms therein applicable to Purchasers. For purposes of the Registration Rights Agreement the Warrant Shares shall be deemed to be Registrable Securities. With respect to the Investor Rights Agreement, the Warrant and Warrant Shares shall be deemed to be that number of shares of Series B Preferred Stock convertible into the number of shares of Common Stock corresponding to the number of Warrant Shares; provided, however, that the Warrant and Warrant Shares shall not be deemed to be Series B Preferred Stock for purposes of Section 2.7 or the second sentence of Section 6.2 of such Agreement, except with respect to consents to amendments to Section 1 of such Agreement.

                                    ARTICLE 3

                         Representations and Warranties
                         ------------------------------

         To induce Holders to enter into the Credit Agreement and the other transactions contemplated herein and to purchase the Warrants, Parent hereby provides the same representations and warranties to Holders as it provided in
Article III of the Securities Purchase Agreement attached hereto as Exhibit C.
                                                                    ---------
All representations and warranties in this Article shall refer to facts as they exist at Closing, shall be deemed to have been modified by the Compliance Certificate set out as Exhibit E hereto, and shall survive the Closing.
                       ---------

                                    ARTICLE 4

                                    Covenants
                                    ---------

         So long as a Holder owns a Warrant or any equity security of the Company issued directly or indirectly in exchange for, or pursuant to provisions of a Warrant, the Company shall comply with the following covenants.

Section 4.1   [Intentionally Omitted]
              -----------------------

Section 4.2 Further Assurance. The Company and the Holders shall from time to
            -----------------
time promptly execute and deliver to each other such additional documents, and take such other reasonable steps, as they may reasonably require to carry out the purposes hereof.

                                    ARTICLE 5

             Survival of Representations, Indemnification; Remedies
             ------------------------------------------------------

Section 5.1 Survival of Representations. All representations and warranties (as
            ---------------------------
modified by Exhibit E), covenants, agreements and indemnities made by a party to
            ---------
this Agreement herein or pursuant hereto shall also be deemed made on and as of the Closing Date as though such representations, warranties, covenants, agreements and indemnities were made on and as of such date, and all such representations, warranties, covenants, agreements and indemnities shall survive the Closing Date and remain in full force and effect as follows: (a) unless otherwise specified hereinbelow, representations, warranties, covenants and agreements shall survive for a period of one (1) year after the Closing Date;
(b) the representations and warranties of the Company set forth in Section 3.13 of the Securities Purchase Agreement shall survive until the expiration of the applicable statute of limitations; (c) the covenants and agreements in this
Article 5 shall continue in full force and effect until fully discharged; and
(d) any representation, warranty, covenant, indemnity or agreement that is the subject of a claim which is asserted in writing prior to the expiration of the applicable survival period set forth above shall survive with respect to such claim until the final resolution thereof.

Section 5.2 Agreement of the Company to Indemnify. Subject to the conditions and
            -------------------------------------
provisions of this Article 5, the Company hereby agrees to indemnify, defend and hold harmless the Holders and their directors, officers, employees, agents, and controlling persons (the "Indemnified Persons") from and against and in respect of all demands, claims, actions or causes of action, assessments, losses, damages (including, without limitation, diminution in value), liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and disbursements ("Claims") asserted against, resulting to, imposed upon or incurred by the indemnified Persons (whether such Claims are by, against or relate to the Company, or any other party, including, without limitation, a governmental entity), directly or indirectly, by reason of or resulting from any misrepresentation or breach of any representation or warranty, or noncompliance with covenants or agreements given or made by the Company in this Agreement, the Investor Rights Agreement, the Registration Rights Agreement or in any document furnished by or on behalf of the Company pursuant to this Agreement.

Section 5.3 Conditions of Indemnification. The obligations and liabilities of
            -----------------------------
the Company hereunder with respect to its indemnities pursuant to this Article 5, resulting from any Claim shall be subject to the following terms and conditions:

                  (a) The indemnified party shall give prompt written notice to the indemnifying party of any Claim which is asserted against, resulting to, imposed upon or incurred by such indemnified party and which may give rise to liability of the indemnifying party pursuant to this Article 5, stating (to the extent known or reasonably anticipated) the nature and basis of such Claim and the amount thereof.

                  (b) The indemnifying party shall engage counsel with respect to any such Claim, such representation (including the compromise or settlement of any Claim) to be undertaken on behalf of and for the account and risk of the indemnified party, and the indemnified party shall have the right to approve such counsel (such approval shall not be unreasonably withheld). No settlement or compromise of any Claim may be made without the consent of the indemnified party (such consent shall not be unreasonably withheld). In the event the indemnifying party elects not to undertake such defense by its own counsel, the indemnifying party shall give prompt written notice of such election to the indemnified party, and the indemnified party will undertake the defense thereof by counsel or other representatives designated by it, at the cost and expense of the indemnifying party (such costs and expenses of such defense to be advanced by the indemnifying party as incurred by the indemnified party). Notwithstanding the foregoing, the indemnified party shall have the right to retain its own counsel and to participate or assume its own defense in any proceeding where (i) the indemnifying party and the indemnified party have mutually agreed to the retention of counsel by, and the participation of, the indemnified party or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

                  (c) In the event that any Claim shall arise out of a transaction or cover any period or periods wherein the Company on the one hand, and the Investors on the other hand, shall each be liable hereunder for part of the liability or obligation arising therefrom, then the parties shall, each choosing its or his own counsel and bearing its or his own expense, defend such Claim, and no settlement or compromise of such Claim may be made without the Joint consent or approval of the Company and the Holders (which consent shall not be unreasonably withheld), except where the respective liabilities and obligations of the Company and the Investors are clearly allocable or attributable on the basis of objective facts.

                  (d) The Company shall not be required to indemnify the Indemnified Persons with respect to any claim for indemnification pursuant to
Section 5.2 unless and until the aggregate amount of all Claims asserted against, resulting to, imposed upon or incurred by the Indemnified Persons exceeds One Hundred Fifty Thousand Dollars ($150,000), and then only to the extent such aggregate amount exceeds One Hundred Fifty Thousand Dollars ($150,000). Claims thereafter may be asserted regardless of amount. The Company's maximum liability to the Indemnified Persons for claims for indemnification pursuant to Section 5.2 shall not exceed, in the aggregate, Two Million Seven Hundred Thousand Dollars ($2,700,000). The limitations on indemnification provided for in this Section 5.3(d) shall not apply to any Claims asserted against, resulting to, imposed upon or incurred by the Indemnified Persons related to fraud.

Section 5.4 Specific Performance. In addition to any other remedies which the
            --------------------
Indemnified Persons may have at law or in equity, the Company hereby acknowledges that the Shares and the Company are unique, and that the harm to the Indemnified Persons resulting from breaches by the Company of its obligations cannot be adequately compensated by damages. Accordingly, the Company agrees that the Indemnified Persons shall have the right to have all obligations, undertakings, covenants, agreements and other provisions of this Agreement specifically performed by the Company, and that the Indemnified Persons shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.

Section 5.5 Exclusive Remedies. Except for any remedies that the Indemnified
            ------------------
Persons might have based on fraud, the remedies provided in this Article 5 shall be the exclusive remedies available to each party hereto for any breach of the representations, warranties, covenants and agreements of the other party under this Agreement; provided, however, that the foregoing shall not limit or diminish the rights and remedies afforded to the parties under the Investor Rights Agreement or Registration Rights Agreement.

                                    ARTICLE 6

                                     Waiver
                                     ------

Section 6.1 No Implied Waiver. No course of dealing between a Holder and any
            -----------------
other party hereto, or any failure or delay on the part of a Holder in exercising any rights or remedies hereunder, shall operate as a waiver of any rights or remedies of any Holder under this or any other applicable agreement. No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

                                    ARTICLE 7

                                     Parties
                                     -------

        This Agreement will bind and accrue to the benefit of the Company, the Holders, any holders of the Warrants, and their successors and permitted assigns. Any purchaser, assignee, transferee or pledgee of the Warrants, or any document arising in connection with the transaction subject to this Agreement (or any of them), sold, assigned, transferred, pledged or repledged by a Holder shall forthwith become vested with and entitled to exercise all rights and remedies provided herein to Holders, as if said purchaser, assignee, transferee or pledgee were originally named in this Agreement in place of the Holders.

                                   ARTICLE 8

                                    Notice

        All notices or communications under this Agreement or the Warrants shall be in writing and mailed, postage prepaid, or delivered as follows:

                To Holders:  1919 Pennsylvania Avenue, N.W., 3rd Floor
                             Washington, D.C. 20006
                             Attn:  Scott S. Binder, Principal
                                    Thoma H. Aiken

                             and to

                             Dickstein Shapiro Morin & Oshinsky LLP
                             2101 L Street, N.W.
                             Washington, D.C. 20037
                             Attn: David P. Parker, Esquire

                To the Borrower.

                             NET-tel Corporation
                             1023 31st Street, N.W.
                             Washington, D.C. 20007
                             Attn: Craig R. Bandes
                             Senior Vice President

                To the Parent:

                             NET-tel Communications Inc.
                             1023 31st Street, N.W.
                             Washington, D.C. 20007
                             Attn: Craig R. Bandes
                             Senior Vice President

                             and to

                             Swidler Berlin Shereff Friedman LLP
                             3000 K Street, N.W., Suite 300
                             Washington, D.C. 20007
                             Attn: Andrew M. Ray, Esquire
or, to such subsequent addresses as may hereafter be specified by the parties. Rejection or other refusal to accept, or the inability to deliver because of a changed address of which no notice was given, shall not affect the date of such notice sent in accordance with the foregoing provisions. Each such notice, request or other communication shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of the messenger or the answer back being deemed conclusive evidence of such delivery), or at such time as delivery is refused by addressee upon presentation.

                                    ARTICLE 9

         Controlling Law; Venue and Jurisdiction; Service of Process.
         -----------------------------------------------------------

        This Agreement shall be interpreted, and the rights and liabilities of the parties hereto determined, in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. Venue for any adjudication hereof shall be only in the courts of the District of Columbia or the Federal courts in such District, to the jurisdiction of which courts all undersigned parties hereby submit as the agreement of such parties, as not inconvenient, and as not subject to review by any court other than such courts in the District of Columbia. All parties intend and agree that the courts of jurisdictions in which the Company is incorporated and conducts its business shall afford full faith and credit to any judgment rendered by a court of the District of Columbia against the Company or other obligees hereunder, and that such District of Columbia and federal courts shall have in personam jurisdiction to enter a valid judgment against the Company or other obligees hereunder. Service of any summons and/or complaint and any other process which may be served on the Company in any action in respect hereto, may be made by mailing via registered mail, or delivering a copy of such process to the Company at its address specified above. The parties hereto agree that this submission to and consent to service of process are reasonable and made for the express benefit of Holders.

                                   ARTICLE 10

                              Captions; Severance.
                              -------------------

        The captions in this Agreement and the Warrants are inserted for convenience of reference only and shall be construed neither to limit nor amplify the meaning of the other text of such documents. To the extent any provision herein violates any applicable law, such provision shall be void and the balance of this Agreement shall remain unchanged.

                                   ARTICLE 11

                        Counterparts; Entire Agreement
                        ------------------------------

        This Agreement may be executed in as many counterpart copies and with as many counterpart signature pages as may be convenient. It shall not be necessary that the signature of, or on behalf of, each party appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party appear on one or more of the counterparts. An counterparts shall collectively constitute a single agreement; it shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties. This Agreement and the Warrants, and the documents mentioned herein set forth the entire agreements and understandings of the parties hereto in respect of this transaction. Any verbal agreements in respect of this transaction are hereby terminated. The terms herein may not be changed verbally but only by a writing signed by the party against which enforcement of the change is sought.

                                   ARTICLE 12

                      Definitions and Rules of Construction
                      -------------------------------------

Section 12.1 Definitions. As used in this Agreement, and unless the context
             -----------
requires a different meaning, the following terms shall have the meanings as follow:

                  (a) "Affiliate" shall have the meaning ascribed to it under
                       ---------
Rule 13e-3 promulgated under the Securities Exchange Act of 1934, as amended;

                  (b) "Affiliated Person" shall have the definition for such
                       -----------------
term set out in section 2(a)(3) of the Investment Company Act of 1940, as amended;

                  (c) "Agreement" is defined as this Common Stock Warrant
                       ---------
Purchase Agreement and the exhibits and schedules hereto, as the same may be amended, supplemented, extended, modified or replaced in accordance with the terms hereof;

                  (d) "Borrower" shall have the definition set out in the
                       --------
Preamble hereof.

                  (e) "Closing" is defined as the consummation of this
                       -------
Agreement;

                  (f) "Closing Date" shall mean the day on which the Closing
                       ------------
occurs;

                  (g) "Company" shall have the definition set out in the
                       -------
Preamble hereof;

                  (h) "Fully Diluted Basis" shall mean as of a particular date,
                       -------------------
in respect to a corporation or other legal entity, the condition wherein all options, warrants and other securities of such entity outstanding on such date which are then or later exercisable or exchangeable for capital stock or other equity interests in the entity, are, for the purpose of calculating relative ownership rights, presumed to have been exercised or exchanged in full;

                  (i) "Gold & Appel" means Gold & Appel Transfer S.A., a
                       ------------
corporation organized under the laws of The British Virgin Islands, and a wholly-owned subsidiary of Iceberg Transport, S.A., a corporation organized under the laws of Panama;

                  (j) "Holders" shall have the definition set out in the
                       -------
Preamble hereof;

                  (k) "Parent" shall have the definition set forth in the
                       ------
Preamble hereof;

                  (l) "The Securities Act" is defined as the Securities Act of
                       ------------------
1933, as amended;

                  (m) "Securities Purchase Agreement" shall have the definition
                       -----------------------------
set forth in Recital C hereof;

                  (n) "Credit Agreement" shall have the definition set forth in
                       ----------------
Recital A hereof;

                  (o) "Senior Lender" shall have the definition set forth in
                       -------------
Recital A hereof;

                  (p) "Series B Stock" shall have the definition set forth in
                       --------------
Recital C hereof;

                  (q) "Shares" shall have the meaning set forth in Section 1.1
                       ------
hereof;

                  (r) "Warrants" shall have the meaning set forth in Section 1.1
                       --------
hereof; and

                  (s) "Warrant Shares" is defined as the Shares issued or
                       --------------
issuable pursuant to the warrants.

Section 12.2 Rules of Construction. The rule of ejusdem generis shall not be
             ---------------------              ------- -------
applicable herein to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned. Unless the context otherwise requires:

                  (a)  A term has the meaning assigned to it;

                  (b)  "Or" is not exclusive;

                  (c)  Provisions apply to successive events and transactions;

                  (d) "Herein", "Hereof", "Hereto", "Hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision unless otherwise so provided,

                  (e) The word "person" shall mean any natural person, partnership, corporation, nation, state, government, union, association, agency, tribunal, board, bureau and any other form of business or legal entity;

                  (f) All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender; and

                  (g) All financial terms used herein and not capitalized shall have the meaning accorded them under GAAP.

         IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written

Parent:

[Seal]

Attest:  /s/ Thomas Lera                       By: /s/ James F. Kenefick
        -------------------------------            -----------------------------
        Thomas Lera, Secretary                     James F. Kenefick, President

Borrower:                                       NET-tel Corporation

[Seal]

Attest:  /s/ Thomas Lera                        By: /s/ James F. Kenefick
        -------------------------------            -----------------------------
        Thomas Lera, Secretary                     James P. Kenefick, President



Holders:                                        Allied Capital Corporation

[Seal]


                                                By: /s/ Thomas H. Aiken
                                                    ----------------------------
                                                    Thomas H. Aiken, Associate

Agreed to and Accepted for purposes Gold & Appel Transfer, S.A.
of Article II only


                                         By: /s/ Walter Anderson
                                             -----------------------------------
                                             Walter Anderson


                                         James Kenefick


                                         By: /s/ James Kenefick
                                             -----------------------------------
                                             James Kenefick


                                         Williams Communications, Inc.


                                         By: /s/ James W. Dutton
                                             -----------------------------------
                                             James W. Dutton
                                             Vice President



                                         Nortel Networks, Inc.


                                         By: /s/ Jay R. Prestipino
                                             -----------------------------------
                                             Jay R. Prestipino
                                             Director, Customer Finance